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                                                                  EXHIBIT (d)(2)

                            MERCATOR SOFTWARE, INC.
                          1997 EQUITY INCENTIVE PLAN
                                  OPTION GRANT

The attached Notice of Grant of Stock Options and Option Agreement (the "Notice") and this Option Grant together comprise the Stock Option Agreement (this "Agreement"). This Agreement is made and entered into as of the Effective Date (the "Effective Date") set forth on the attached Notice by and between Mercator Software, Inc., a Delaware corporation (the "Company") and the individual named on the Notice ("Participant"). The Company hereby grants a stock option ("Option") to Participant pursuant to the Company's 1997 Equity Incentive Plan (the "Plan") to purchase shares of the Company's Common Stock as described in this Agreement. This Option is subject to all of terms and conditions of the Plan, which is incorporated into this Agreement by reference. All capitalized terms in this Agreement that are not defined in the Agreement have the meanings given to them in the Plan.

SHARES AND EXERCISE PRICE:    Participant may purchase up to the total number of
                              shares of Common Stock of the Company set forth on the Notice (collectively, the "Shares") at the exercise price per share set forth on the Notice
                              (the "Exercise Price"), subject to all of the terms and conditions of this Agreement and the Plan.

Vesting Schedule:             So long as Participant is providing services to
                              the Company or any Subsidiary of the Company, this Option shall become cumulatively vested and exercisable as to portions of the Shares set forth on the Notice. Shares that have vested pursuant to this schedule are "Vested" Shares. On Termination, vesting will cease and Participant may exercise the Option only as provided in Section 5.6 of the Plan. Vesting may also be suspended in accordance with Company policies, as described in Section 5.6 of the Plan. Unless earlier terminated pursuant to
                              Section 5.6, this Option shall expire on the Expiration Date (the "Expiration Date") set forth on the Notice and must be exercised if at all prior to the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with Section 5.6 of the Plan.

To exercise this Option, Part icipant must follow the exercise procedures established by the Company. This Option may be exercised only with respect to Vested Shares. Payment of the Exercise Price for the Shares may be made (a) in cash (by check); (b) if a public market exists for the Company's Common Stock, by means of a Same Day Sale Commitment from Participant and an NASD Dealer (as described in Section 8.1 of the Plan); and/or (c) by any combination of the foregoing. Upon exercise of this Option, Participant understands that the Company may be required to withhold taxes.

This Agreement (including the Plan, which is incorporated herein by reference) constitutes the entire agreement between the Company and the Participant with respect to this Option, and supersedes all prior agreements or promises with respect to the Option. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and the Participant. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and
inure to the benefit of, the successors and assigns of the Company.   Subject to
the restrictions on transfer of the Option described in the Plan, this Agreement shall be binding on Participant's permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or the Participant at their respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.

                           PARTICIPANT'S ACCEPTANCE

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I accept this Agreement and agree to the terms and conditions in this Agreement and the Plan. I acknowledge that I have received a copy of the Plan, and I understand and agree that this Agreement is not meant to interpret, extend, or change the Plan in any way, nor to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan as interpreted by the Company, the provisions of the Plan shall apply.

          Signature:  _______________________________________________

          Date:  ____________________________________________________

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________________________________________________________________________________

Notice of Grant of Stock Options        Mercator Software, Inc.
And Option Agreement                    ID: 06-1132156
                                        45 Danbury Road
                                        Wilton, CT 06897

________________________________________________________________________________

[Name]                                  Option Number:
[Street Address]                        Plan:
[City/state/zip/country]                ID:

________________________________________________________________________________

Effective [date], you have been granted a(n) Incentive Stock Option [Non-Qualified Stock Option] to buy _____ shares of Mercator Software, Inc. (the Company) stock at $__________ per share.

The total option price of the shares granted is $____________.

Shares in each period will become fully vested on the date shown.


                    Shares    Vest Type    Full Vest     Expiration
                    ------    ---------    ---------     ----------


________________________________________________________________________________

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